Exhibit 4.1
1. The Company is a Private Company within the meaning of the Companies Ordinance and accordingly the following provisions shall have effect namely:
a) The right to transfer and transmit the shares of the Company is restricted in the manner hereinafter provided.
b) The number of Members of the Company (exclusive of persons who are in the employment of the Company and of persons who have been formerly in the employment of the Company who were, while in such employment and have continued after the termination of such employment to be Members of the Company) is limited to fifty provided that where two or more persons hold one or more Shares of the Company jointly, they shall for the purpose of this Article be treated as a single Member.
c) Any invitation to the public to subscribe for any shares or debentures or debenture stock of the Company is hereby prohibited.
2. The Shares of the Company shall be allotted by the Directors to such persons at such times and upon such terms and conditions and either at a premium or at par as they think fit, and with full power to give to any person the call of any Shares either at par or at a premium during such time and for such consideration as the Directors think fit.
3. No Shares in the Company may be transferred to any person or company without the approval of the Board of Directors. The Directors may, in their absolute discretion and without assigning any reason therefore, decline to register any transfer of any share whether or not it is a fully paid share. Subject to the provisions of Section 46 of the act, any preference shares may with the sanction of a special resolution be issued upon the terms that they are or at the option of the Company, are liable to be redeemed.
4. In regulation 7 of Table A, the words (“not being a fully paid share” and “other than fully paid shares”) shall be omitted and the lien conferred by that Regulation shall attach to all shares registered in the name of any person indebted or under liability to the Company whether he shall be the sole registered holder thereof or one of two or more joint holders.
5. The Company may issue redeemable shares on such terms and conditions as it sees fit. The Company may redeem, cancel, sell or otherwise deal in its own shares as permitted by law.
6. The shares may be divided into several classes, and there may be attached thereto respectively any preferential, deferred or other special rights, privileges, conditions or restrictions as to dividend, capital, voting or otherwise.